                                                                    Exhibit 10.2

                 IN THE CIRCUIT COURT OF CHOCTAW COUNTY, ALABAMA

THOMAS A. FOSTER and LINDA E.        Civil Action No. CV95-151-M
FOSTER, et al.

           Plaintiffs,               NATIONAL CLASS ACTION
                                     SETTLEMENT AGREEMENT

     v.

ABTco, INC., ABT BUILDING PRODUCTS
CORP., ABITIBI-PRICE, INC. and ABITIBI-
PRICE CORP.,

           Defendants.

---------------------------------------

                                    RECITALS

                  The Settlement Class Representative Plaintiffs in this Action represent owners of structures throughout the United States on which Hardboard Siding manufactured by the Defendants was installed prior to the Initial Notice Date in this Action. The Settlement Class Representatives allege that the Hardboard Siding manufactured by Defendants at the facility in Roaring River, North Carolina and installed on structures owned by the Settlement Class Members has buckled, discolored and deteriorated and caused damage to other parts of the structures. Plaintiffs allege that the warranties applicable to such hardboard siding contain unconscionable limitations and exclusions, and that the warranties have failed of their essential purpose, and seek money damages and other relief as a result.

                  Defendants deny all such allegations. However, they have agreed to enter into this Settlement in order to put to rest all controversy and to avoid the further expense and burdensome, protracted litigation which would be involved in defending this and any future actions, without in any way acknowledging any fault or liability on their part. For their part, although Plaintiffs' Class Counsel are confident of their contentions and arguments, they recognize that there are significant legal and factual obstacles to a successful prosecution of this

Action; that it would involve time consuming and lengthy proceedings to resolve them; and that the ultimate outcome would be uncertain.

                  In order to provide meaningful, immediate relief to the Settlement Class Members and to resolve through compromise in a fair, appropriate manner the many contentious legal and factual issues involved in this Action, the Settlement Class Representatives, through their Class Counsel, have negotiated a siding repair program available to all Settlement Class Members regardless of when their Siding was installed. This Settlement Agreement provides immediate payments to Settlement Class Members with Damaged Siding under a Compensation Formula that takes into account the cost of removal and replacement of the Siding; the length of time the Siding has been on the structure; whether the Siding has been painted periodically; and the location of the damage on the structure. The Parties believe this formula is a reasonable and appropriate means of determining the amount to be paid to Settlement Class Members to settle fully their claims in a prompt and equitable manner.

                  This Settlement Agreement provides substantial monetary and non-monetary benefits to Settlement Class Members whose Hardboard Siding experiences Compensable Damage. Among other things, the Settlement Agreement provides increased compensation for failed Siding with fewer procedural or substantive conditions to payment, is based on compensation for current labor and materials costs to repair or replace Siding (as opposed to reimbursing Settlement Class Members only for one or two times the original cost of the materials or for the original installation costs), extends the benefits of the Settlement Agreement to subsequent owners or transferees of Properties with Hardboard Siding, extends the benefits of the Settlement Agreement to Persons who previously settled warranty claims without legal representation, even if future claims were released in such settlements, permits Settlement Class Members who already have repaired or replaced their Siding to recover under the Settlement Agreement without regard to the notice requirements of the original warranty, acknowledges and provides for special circumstances, such as where the Property has been listed for sale, where significant water intrusion is being experienced, or where the style of the Damaged Siding is not practicably available, involves simplified claim forms and claim procedures, permits in appropriate circumstances an "Accelerated Payment" by Defendants, and contains built-in protections to insure that the Settlement Agreement is administered fairly in accordance with the terms of this Agreement, including audit procedures by Class Counsel and the right of all Class Members to obtain an inspection of their Property conducted by Independent Inspectors.

                  With limited exceptions, the improved terms of the Settlement Agreement will be available to all Settlement Class Members for twenty-five (25) years from the Date of Installation of the Settlement Class Members' Hardboard Siding. In addition, the ABT Defendants have agreed for a minimum of two additional years to provide the Enhanced Warranty that is attached to this Settlement Agreement to Persons who purchase ABT Siding and to undertake their best efforts to put copies of the new Enhanced Warranty and the company's Owner Installation and Maintenance Instructions into the hands of such Property Owners.

                  NOW, THEREFORE, THIS SETTLEMENT AGREEMENT is entered into this 3rd day of May, 2000, by and among (a) the Settlement Class Representative Plaintiffs in this case, for themselves and on behalf of the plaintiff settlement class as hereinafter defined; and (b) Defendants ABTco, Inc. and ABT Building Products Corp.; and Defendants Abitibi-Price, Inc. and Abitibi-Price Corporation.

                  Subject to Court approval and such additional discovery and investigations as Plaintiffs' Class Counsel deem necessary or appropriate, and as required by the United States Constitution and the Alabama Rules of Civil Procedure, it is hereby stipulated and agreed by the Parties that upon the entry by the Court of a Final Order and Judgment approving the settlement and directing its implementation, this Action shall be settled and compromised upon the terms and conditions set forth below.

1.       DEFINITIONS

         As used in this Agreement and in the attached Exhibits, the following definitions apply to this Agreement:

         1.1 ABITIBI DEFENDANTS means defendants Abitibi-Price, Inc. and Abitibi-Price Corp., all of their present or former parents, subsidiaries or affiliates, and/or all of their present or former directors, officers, employees, successors, agents and assigns.

         1.2 ABITIBI SIDING means Hardboard Siding manufactured between December 22, 1969 and October 19, 1992 at the Roaring River, North Carolina facility and that is or has been installed on the Property of a Settlement Class Member, excluding any such products that were labeled and sold by the Abitibi Defendants as B-grade, shop, or cull.

         1.3 ABT DEFENDANTS means defendants ABTco, Inc. and ABT Building Products Corp., all of their present or former parents, subsidiaries or affiliates, and all of their present or former directors, officers, employees, successors, agents and assigns.

         1.4 ABT SIDING means Hardboard Siding manufactured at the Roaring River, North Carolina facility on or after October 20, 1992, and that is or has been installed on the Property of a Settlement Class Member on or before the Initial Notice Date, excluding any such products that were labeled and sold by the ABT Defendants as B-grade, shop or cull.

         1.5 ACTION means the above-captioned action, THOMAS A. FOSTER, ET AL. V. ABTCO, INC., ET. AL, Case No. CV-95-151-M, Circuit Court of Choctaw County, Alabama.

         1.6 ADMINISTRATIVE EXPENSES means the costs and expenses to be paid by Defendants in connection with the Settlement of this Action, as more particularly set forth in Section 4, below.

         1.7 AGREEMENT or SETTLEMENT AGREEMENT means this Settlement Agreement, including all Exhibits.

         1.8 ATTORNEY FEES AND EXPENSES means the reasonable amounts awarded by the Court as compensation for the services provided by Plaintiffs' Class Counsel and as reimbursement of their reasonable costs and expenses (including expert or consulting witness fees and expenses), as provided in Paragraph 14.3, below.

         1.9 CLAIM means a request for payment for Damage or for reimbursement of an Unreimbursed Repair submitted to the Claims Office under this Settlement Agreement.

         1.10 CLAIM FOR UNREIMBURSED REPAIR means a Claim in the form attached to this Agreement as Exhibit A and filed by a Settlement Class Member who seeks reimbursement of costs or expenses incurred to repair or replace Siding prior to submission of a Claim.

         1.11 CLAIM FORM means the simplified Claim Forms for submitting Claims under the terms of this Settlement Agreement, attached hereto as Exhibits A, B and C.


         1.12 CLAIMANT means any Person who submits a Claim during the term of this Agreement.


         1.13 CLAIM PERIOD means (a) with respect to each Claim (other than a Claim for Unreimbursed Repair or a Prior Claim), twenty-five (25) years after the Date of Installation; (b) with respect to a Prior Claim, twelve (12) months from the Initial Notice Date; and (c) with respect to a Claim for Unreimbursed Repairs for which the repair or replacement was commenced prior to or within six
(6) months following the Initial Notice Date without actual notice of this Settlement Agreement, the Claim Period is twelve (12) months from the Initial Notice Date.

                  In the event the Final Order and Judgment approving this Settlement is appealed, and Defendants do not implement its terms for Settlement Class Members during the pendency of the appeal, the Claims Period for Claims involving Prior Claims or Claims for Unreimbursed Repairs shall be extended and shall expire no earlier than nine (9) months following the Settlement Date.

                  A Claim shall be deemed "filed" or "submitted" as of the date of its postmark when mailed first class, registered or certified mail, postage prepaid and properly addressed to the Claims Office, or when delivered to any commercial one or two-day delivery service if properly addressed to the Claims Office, or when actually received by the Claims Office, whichever is first.

                  In all events, claims filed on behalf of Class Members whose siding was installed between May 15, 1975 and May 15, 1976 shall have at least 9 months following the Settlement

Date within which to file a Claim, and the applicable age and paint deductions shall be tolled as to such claim between the Initial Notice Date and the Settlement Date.

         1.14 CLAIMS OFFICE means the office or department established by the Defendants for the purpose of implementing the Settlement Agreement.

         1.15 SETTLEMENT CLASS REPRESENTATIVES or SETTLEMENT CLASS REPRESENTATIVE PLAINTIFFS means Thomas Foster, Linda Foster, Nancy Fiedler, Daniel Gaines, William Dunn, Jerry Kolar and Verdis Sheffield, the named plaintiffs in this Action.

         1.16 COMPENSABLE DAMAGE means, with respect to Site-Built Structures, Damage that is not Excluded Damage, and with respect to Mobile Homes, any panel siding that has sustained Damage.

         1.17 COURT means the Circuit Court of Choctaw County, in which the Action is pending.

         1.18 DAMAGE, DAMAGES and DAMAGED as it relates to Hardboard Siding means any of the following:

                  a. thickness swell in excess of 15% of the Defendants' maximum standard tolerance, that is, a total measure of 0.604" for Siding with a nominal thickness of one-half (1/2) inch and a total measure of 0.518" for Siding with a nominal thickness of 7/16 inch;

                  b. edge checking, where a feeler gauge of 0.025" thickness and one-half inch width can be inserted one-half inch into a suspected delaminated edge with moderate hand pressure;

                  c. fungal or other moisture induced degradation which results in soft board in which moderate thumb pressure deforms, indents or punches a hole in the board;

                  d. buckling, warping or bowing of Siding in excess of 1/4" between studs spaced not more than 16" inches on center and 5/8" between studs spaced more than 16" and not more than 24" on center. Waviness or apparent warping, buckling or bowing of Siding is not considered to constitute Damage if such is due to the Siding conforming to the curvature of misaligned framing;

                  e. wax bleed, raised or popped fibers or fiber bundles, where the condition exists on more than 20% of the exposed board surface and, in the case of wax bleed, where the Siding in question was painted within two years of the date of the claim. "Wax Bleed" does not include paint discoloration;

                  f. delaminated or cracked primer or primer peel, or peeling, blistering, flaking, chipping, cracking or other loss of adhesion of the original factory finish;

                  g. separation of the Fusion Finish-TM- overlay from the substrate.

                  Damage does not include (i) intentional, reckless or negligent physical damage to Siding (unrelated to installation or maintenance or weather) caused directly or indirectly by a Claimant or other Person; or (ii) conditions requiring routine painting, washing, caulking or similar maintenance; or (iii) damage to Siding to the extent resulting from natural disaster including, but not limited to, fire, hurricane, flood, earthquake, earth movement, or other similar force majeure events.

         1.19     DAMAGE PAYMENT

                  a. With respect to SITE BUILT STRUCTURES, Damage Payment means the amount payable to Settlement Class Members under this Settlement Agreement calculated in accordance with the compensation formula A =[(CD) x
                           (RC)]-D where A is the Damage Payment, CD is the amount of Compensable Damage, RC is the Replacement Cost, and D is the applicable Deductions.

                  b. With respect to MOBILE HOMES, Damage Payment means 50% of the applicable Replacement Cost times the number of panels on the mobile home evidencing Damage without any other Age or Non-Painting Deduction.

                  c. All Damage Payments shall be in the amounts and paid at the times provided in this Settlement Agreement calculated in strict accordance with the provisions of this Agreement; provided that the payments to Settlement Class Members who file a Claim for Unreimbursed Repair shall not exceed the lesser of the reasonable and properly documented out-of-pocket costs of the repairs or replacements or the amount that would have been awarded under the compensation formula; and provided, further that any amounts payable under this compensation formula shall be reduced by any compensation received by the Settlement Class Member on account of such Damaged Siding from any other source, including but not limited to Defendants, builders, developers, contractors, manufacturers, wholesalers, retailers or insurers, but only to the extent that the sum of such other payments and the Damage Payment exceeds the product of Replacement Cost multiplied times the total square footage of the Siding that has sustained Damage.

                  d. If any portion of a piece of lap or panel Siding has sustained both Excluded Damage and Compensable Damage, the entire surface area of that lap board or panel Siding will be deemed to be Compensable Damage in calculating the Damage Payment.

                  e. Compensable Damage to any Siding, the production of which has been discontinued or is discontinued before or during the Term of this Agreement and for which there is no reasonably appropriate substitute, shall be entitled to payment as follows: (i) if 30% or more of any Side of a Property has sustained Compensable Damage, then the Compensation Formula shall include all of the remaining Siding on that Side as Compensable Damage; or (ii) if 40% or more of the Siding on the entire Property has sustained Compensable Damage, then the Compensation Formula shall include all of the remaining Siding on the Property as Compensable Damage. The Parties agree that no reasonable substitute exists to match the following list of currently discontinued profiles: 4" OC Fir, Redwood Panel, 9" Plain Beaded, Band Sawn Lap, System 25 Great Random Shake, Textured Panel, and Bevelside-4 Fir.

         1.20 DATE OF THE CLAIM means the date on which a properly documented Claim under this Settlement Agreement is postmarked when mailed first class, registered or certified mail, postage prepaid and properly addressed to the Claims Office, or when delivered to any commercial one or two-day delivery service, if properly addressed to the Claims Office, or when actually received by the Claims Office, whichever is first.

         1.21 DATE OF INSTALLATION means the date or approximate date that Hardboard Siding was installed on the Property of a Settlement Class Member. With respect to Siding originally installed on a newly constructed Property, in the absence of other reasonable documentation indicating a different installation date, the Date of Installation will be presumed to be the later of the date of (a) manufacture as identified by any stamp on the back of Claimant's sample submitted with a Claim or otherwise identified by a stamp on the back of Claimant's Siding, (b) the certificate of occupancy, (c) the first purchase of the newly constructed Property having such Siding installed, or (d) with respect to Mobile Homes, the date of the original bill of sale.

         1.22 DEDUCTIONS, as they relate to Site Built Structures, means the following:

                  a.       AGE DEDUCTION

                           i. No deduction for the first year following the Date of Installation;

                           ii.      4% per year thereafter.

                  b.       NON-PAINTING DEDUCTION

                           i. No deduction for the first five years following the Date of Installation;

                           ii. No deduction if Siding was repainted within five years from Date of Installation and at least once each five years thereafter;

                           iii. If Siding is not painted within five years from Date of Installation, 4% per year commencing at the end of the fifth year from the Date of Installation until the earlier of (a) the date painted; or (b) the Date of the Claim;

                           iv. If Siding is not painted within seven years from Date of Installation, 4% per year commencing at the end of the fifth year from the Date of Installation until painted and an additional 1% per year commencing at the end of the seventh year from the Date of Installation until the earlier of (a) the date painted; or (b) the Date of the Claim;

                           v. If the Siding has been painted since the Date of Installation, 4% for each year from the end of the fifth year following the previous painting until the earlier of (a) the date painted; or (b) the Date of the Claim.

                           vi.      The Non-Painting Deduction shall be
                                    suspended as of the date the Damage occurs
                                    (but not as to any later, unrelated Damage) provided that the fact such Damage occurred on such date is verified by the filing of an earlier warranty, insurance or other claim, an independent inspection, or other evidence which reasonably establishes the fact and amount of such Damage.

                  c. The Age Deduction and the Non-Painting Deduction applicable to a Claim for an Unreimbursed Repair shall be calculated as of the date the repair was commenced.

                  d. The Age Deduction and Non-Painting Deduction applicable to a Prior Claim shall be calculated only to the date the Prior Claim was submitted to the Defendants.

         1.23     DEFENDANTS means the Abitibi Defendants and the ABT
Defendants.

         1.24 ELIGIBLE CLAIMANT means a Settlement Class Member who timely submits a Claim under this Settlement Agreement and substantially complies with the requirement to supply all information and materials required by this Settlement Agreement in support of his or her Claim, and who meets any of the following requirements:

                  a.       a current owner of Property on the Initial Notice
                           Date; or

                  b. a current or former owner of Property on the Initial Notice Date who incurred an Unreimbursed Repair Cost; or

                  c. a current or former owner of Property on the Initial Notice Date who made a Prior Claim (regardless of whether such owner signed or executed a release of claims except as provided in PARA 1.50(b) where legal proceedings have been initiated); or

                  d.       the current owner of Property who is a
                           successor-in-interest or other proper assignee of any former owner of the Property who incurred an Unreimbursed Repair Cost or made a Prior Claim.

                  e. Eligible Claimants may appoint a designated agent (e.g., an attorney or a contractor) to assist or represent him/her in connection with the filing of a Claim provided that, except as provided in paragraph 1.24(d), the Claim may only be filed by and in the name of the Eligible Claimant and may not be assigned to a third party for collection or otherwise.

         1.25 ENHANCED WARRANTY means the new 25-year Enhanced Warranty attached to this Settlement Agreement as Exhibit D.

         1.26 EXCLUDED DAMAGE ON SITE BUILT STRUCTURES means Damage which is excluded from the calculation of Compensable Damage occurring on Site-Built Structures, as follows:

                  a.       BUCKLING of any piece of Hardboard Siding

                           i. that is attached to studs that are placed more than 24" on center or, in the case of 7/16" lap siding, that is attached to studs that are placed more than 16" on center; or

                           ii. that is not in contact with the stud or sheathing at the point where there are missing nails or where nails do not penetrate into the studs.

                  b. DETERIORATION occurring on any piece of Hardboard Siding that is:

                           i. installed within 6" from the ground or within 1" from hardscape (e.g., driveways, patios, sidewalks);

                           ii. installed at roof/wall intersections and which has less than a 1" cut back between the intersections;

                           iii. in direct contact with un-flashed masonry and concrete surfaces;

                           iv. within 8" around the perimeter of windows, doors and other openings;

                           v. within 12" from the roof line on the backside of chimney chases that do not have a "cricket" or "saddle" to direct water flow away from the chimney.

                  c.       EXCLUDED DAMAGE also includes:

                           i. all Damage that is readily observable and that is horizontal or runs downward from and is continuous with and originates exclusively from the Excluded Damage. (Any doubts as to whether Damage is continuous with and originates exclusively from Excluded Damage shall be resolved in favor of the Claimant.); or

                           ii. any Damage to Hardboard Siding that is not used on the structure as Siding (e.g., Siding that is ripped and used as trim or band board).


         1.27 FAIRNESS HEARING means the settlement approval hearing(s) to be conducted by the Court in connection with the determination of the fairness, adequacy and reasonableness of this Agreement in accordance with Ala. R. Civ. P. 23(e).

         1.28 FIELD INSPECTION REPORT means the report, in a form to be mutually agreed upon by the Parties, to be completed by the Independent Inspector firm when conducting an inspection of a Property.

         1.29 FINAL ORDER AND JUDGMENT means the Order to be entered by the Court, in a form that is mutually agreeable to the Parties, approving this Agreement as fair, adequate and reasonable and in the best interests of the Class as a whole in accordance with Ala. R. Civ. P. 23(e), and making such other findings and determinations as are necessary and appropriate to effectuate the terms of this Agreement.

         1.30 HARDBOARD SIDING or SIDING means lap or panel hardboard siding manufactured by the Abitibi Defendants between December 22, 1969 and October 19, 1992, and by the ABT Defendants since October 20, 1992, at the manufacturing facility in Roaring River, North Carolina, and which was installed on a Property prior to the Initial Notice Date. The capitalized terms Hardboard Siding and Siding as used herein include only hardboard forms of siding, and do not include siding manufactured from plywood, T-111, vinyl, fiber-cement or other materials or processes, nor do those terms include hardboard siding manufactured by the Defendants at any manufacturing facilities other than the Roaring River, North Carolina manufacturing plant.

         1.31 INDEPENDENT INSPECTOR means the firm(s) or person(s) retained by mutual agreement of the Parties, with the approval of the Court, to inspect Properties in accordance with the terms of this Agreement.

         1.32 INITIAL NOTICE DATE means the first date upon which the Notice of Proposed Class Action Settlement is either mailed to the Settlement Class Members or published pursuant to the Notice Plan approved by the Court.

         1.33 MOBILE HOME means a structure meeting all of the following requirements: (a) that is built in a manufacturing facility that is designed to fabricate and assemble family dwellings; (b) that have Vehicle Identification Numbers (VIN), (c) that are sided predominately (more than 50%) with panel Siding, and (d) that subsequent to their manufacture, are transported to a remote location for final installation. Manufactured homes (such as modular homes) that do not meet these criteria are considered Site-Built Homes but may elect to be treated as Mobile Homes if they are sided predominantly with panel siding. Any such election must be made at the time the Claimant submits his or her Claim Form.

         1.34 NOTICE ADMINISTRATOR means the firm(s) hired to implement the Notice Plan.

         1.35 NOTICE OF PROPOSED CLASS ACTION SETTLEMENT means the Court-approved Notice to Class Members of Proposed Settlement in the form attached as Exhibit E to this Agreement and any additional notices agreed to by the Parties that may be ordered by the Court.

         1.36 NOTICE PLAN means the plan and schedule for providing class-wide notice of the Settlement and certification of the Settlement Class, including the Notice of Proposed Class Action Settlement and summary forms of notice, all as more particularly described in Exhibit F hereto.

         1.37     OPT-OUT PERIOD means the 60-day period from the Initial Notice
Date.

         1.38     PARTIES means Plaintiffs, the Settlement Class and the
Defendants.

         1.39     PERSON means any individual or legal entity.

         1.40 PLAINTIFFS means the individuals acting as named representative Plaintiffs in this Action.

         1.41 PLAINTIFFS' CLASS COUNSEL OR CLASS COUNSEL includes Plaintiffs' Co-Lead Class Counsel, and the following additional attorneys:
Daniel Berger, Berger Law Firm, 912 Frick Building, 437 Grant Street, Pittsburgh, Pennsylvania 15219; William H. Garvin, III of Weller, Green, Toups, & Terrell, 2937 Kerry Forest Parkway, Suite A-2, Tallahassee, Florida 32308; Kenneth Gilman of Gilman & Pastor, One Boston Place, 28th Floor, Boston, Massachusetts 02108; Garrett M. Hodes of Humphrey, Farrington & McClain, P.C., 221 West Lexington, Suite 400, P.O. Box 900, Independence, Missouri 64051; Clinton Krislov of Krislov & Associates, Ltd., Suite 810, 222 North LaSalle Street, Chicago, Illinois 60601-1086; Jonathan Nachsin of Law Offices of Jonathan Nachsin, 200 North LaSalle Street, Suite 2100, Chicago, Illinois 60601-1095; Ellen M. Doyle of Malakoff, Doyle & Finberg, PC, The Frick Building, Suite 200, Pittsburgh, Pennsylvania 15219, Beverly C. Moore, Jr. of Moore & Brown, 4900 Massachusetts Avenue, N.W., Suite 230, Washington, D.C. 20016, and Steve Toll of Cohen, Milstein, Hausfeld & Toll, 999 Third Avenue, Suite 3600, Seattle, Washington 98104.

         1.42 PLAINTIFFS' CO-LEAD CLASS COUNSEL OR CO-LEAD CLASS COUNSEL means the following counsel:

Charles R. Watkins                               John W. Sharbrough, III
SUSMAN & WATKINS                                 M. Stephen Dampier
Two First National Plaza                         THE SHARBROUGH LAW FIRM, LLC
Suite 600                                        P.O. Box 996
Chicago, Illinois 60603                          Mobile, Alabama 36601

David J. Guin                                    Steven A. Martino
DONALDSON, GUIN & SLATE, LLC                     JACKSON, TAYLOR & MARTINO, P.C.
2900 Highway 280                                 P.O. Box 894
Suite 230                                        Mobile, Alabama 36601-0894
Birmingham, Alabama 35223

SPECIAL COUNSEL FOR MOBILE
HOME OWNERS:

Justin O'Toole Lucey
JUSTIN O'TOOLE LUCEY, P.A.
415 Mill Street
Mt. Pleasant, South Carolina 29464

         1.43 PRELIMINARY APPROVAL means the Court's Order, substantially in the form of Exhibit G hereto, certifying the Settlement Class, granting preliminary approval of this Agreement and approving the Notice Plan.

         1.44 PRIOR CLAIM means a claim or request submitted to the Defendants, or any of them, for compensation or reimbursement because of damage to Siding (whether or not in the form of a warranty claim) prior to the date of the entry of the Final Order and Judgment. A Prior Claim does not include a legal proceeding described in PARA 1.50(b).

         1.45 PROPERTY or PROPERTIES means any structure including homes (whether a Mobile Home or a Site-Built Structure), garages, outbuildings, town houses, condominiums, apartments, commercial or industrial structures, and other types of buildings or structures onto which Siding is currently installed or on which an Unreimbursed Repair was performed, except for fences and detached structures not used for garages with a floor area of less than 65 square feet.

         1.46 RELEASEES means Defendants, including their successors, parents, subsidiaries, divisions, or affiliates, and their officers, directors, stockholders, partners, agents, servants, successors, subrogees and assigns and their respective insurers.

         1.47 RELEASING PARTIES means all Settlement Class Members who have not timely opted out of the Settlement Class, on behalf of themselves and any Person(s) claiming by or through them.

         1.48 REPLACEMENT COST means the average cost per square foot of surface area of Siding in the State where the Property is located, as agreed upon by the Parties with reference to current R.S. Means Co. data, including all materials, labor and incidental costs as required to remove, replace and repair Siding panels or boards that have sustained Damage (including an appropriate adjustment for waste and overlap) with new Siding and to repaint and otherwise restore the exterior of the Property to the extent reasonably necessary to make the repair cosmetically acceptable and in conformity with good building practices and all applicable laws, building codes, and zoning regulations. The initial Replacement Cost for each State has been determined by R.S. Means Co. as set forth in Exhibit H attached to this Agreement. The initial Replacement Cost shall be adjusted annually on or about each anniversary of the execution of this Agreement in accordance with a mutually agreeable formula that takes into account increases and reductions, if any, in the cost of any of its elements. The cost actually incurred to obtain permits for Siding repair or replacement work conducted in conjunction with this Agreement also shall be reimbursed by Defendants to Eligible Claimants - up to a maximum amount of $100 each - upon presentation of proof of the expenditure.

         1.49 SETTLED CLAIM means every claim, action, cause of action, liability, right, demand, suit, matter, obligation, damage, loss or cost, including consequential damages to Property or Properties and any claim for other damages, losses or costs, of every kind and description, that the Releasing Parties now have, have had in the past or may have in the future against any of the Defendants arising out of the subject matter of the Action, whether known or unknown, asserted or unasserted, which if known to the Releasing Parties would have materially affected their Settlement with the Releasees and which accrue or have accrued as a result of having Defendants' Hardboard Siding on the Releasing Parties' Property. Without limiting the scope of the foregoing, "Settled Claims" shall include:

                  a. property damage to Class Members' Siding or to the structure on which the Siding is installed or to any surrounding property;

                  b. any claim for breach or violation of or for benefits conferred by any federal, state, common or other law or statute, regulation or ordinance;

                  c. any claim for breach of any duty imposed by law, by contract or otherwise, including without limitation breach of warranty express or implied or other contract, promissory or equitable estoppel or principles of unjust enrichment;

                  d. any claim based on principles of tort law or other kind of liability, including without limitation, those based on principles of strict product liability, negligence, reliance, racketeering, fraud, conspiracy, concerted action aiding and abetting, veil-piercing liability, alter-ego or successor liability, consumer fraud, negligent misrepresentation, intentional misrepresentation, or other direct or derivative liability;

                  e. any claim related to alleged defects or inadequacies in the design, manufacture, advertising, product literature, sale, distribution or marketing of Hardboard Siding;

                  f. any claim for declaratory or injunctive relief associated with the above;

                  g. any claim for diminution in value of or consequential or collateral damage including, but not limited to, claimed damage to the Siding or to any component of the structure on which the Siding is installed or to any surrounding property;

                  h. any claim for emotional damages, mental anguish, or similar claim arising out of Damage to the Siding or because of the installation of the Siding on the Property; and

                  i. any claim for penalties, punitive damages, exemplary damages, or any claim for damages based upon a multiplication of compensatory damages associated with the above.

                  "Settled Claims" shall not include (a) any claim for bodily injury (including wrongful death); or (b) claims for pain and suffering, emotional distress, mental anguish, or similar injuries associated with such bodily injury to the extent allowed by law; or (c) subject to Section 13.2, claims against parties who are not Releasees under the terms of this Settlement Agreement.

         1.50 SETTLEMENT CLASS OR CLASS is a class composed of all Persons who own or formerly owned Property in the United States or its Territories on which Hardboard Siding has been installed at any time after May 15, 1975 and before May 15, 2000, except:

                  a. All Persons who, in accordance with the terms of this Agreement, properly execute and timely file during the Opt-Out Period a request for exclusion from the Settlement Class;

                  b. All Persons represented by counsel who, individually or as members of a class, initiated against Defendants, or any of them, legal proceedings that were resolved prior to the Initial Notice Date by settlement, judgment, release, dismissal or other final disposition resulting in the termination of the proceedings against the Defendant.

         1.51 SETTLEMENT CLASS MEMBER OR CLASS MEMBER means a member of the Settlement Class.

         1.52 SETTLEMENT DATE means the date on which all of the following have occurred: (a) the entry of the Final Order and Judgment without material modification, and (b) finality for the Final Order and Judgment by virtue of that order having become final and non-appealable through (i) the expiration of all allowable appeal periods without an appeal having been filed; (ii) final affirmance of the Final Order and Judgment on appeal or final dismissal or denial of all such appeals, including petitions for review, rehearing or certiorari.

         1.53     SIDE of a Property means all exterior Hardboard
Siding-surfaced areas of a Property facing the same direction.

         1.54 SITE-BUILT STRUCTURES or SITE-BUILT HOMES means all Properties built on-site and also includes any other Property subject to this Settlement Agreement except for Mobile Homes.

         1.55 UNREIMBURSED REPAIR COSTS or PRIOR UNREIMBURSED REPAIR means the properly documented out-of-pocket expenses reasonably incurred by an Eligible Claimant to repair or replace Hardboard Siding that had sustained Compensable Damage.

2.       CERTIFICATION OF SETTLEMENT CLASS

         2.1 The Parties to this Agreement agree for settlement purposes only that this Action shall be certified and proceed as a class action under Ala. R. Civ. P. 23(b)(3), consisting of all members of the Settlement Class, with the named Plaintiffs as the Settlement Class representatives and Plaintiffs' Class Counsel as counsel for the Settlement Class.

3.       SUBMISSION FOR PRELIMINARY APPROVAL

         3.1 As soon as practicable after execution of this Agreement, the Parties shall jointly submit this Agreement, through their respective attorneys, to the Court for Preliminary Approval.

4.       ADMINISTRATIVE EXPENSES OF SETTLEMENT

         4.1 In addition to their obligation to timely make Damage Payments, Defendants shall pay all Administrative Expenses incurred in connection with the Settlement, including but not limited to each of the following:

                  a. The reasonable costs and expenses incurred by the Notice Administrator in connection with the preparation and execution of the Notice Plan, in the manner and to the extent described in Paragraph 14.1, below;

                  b. The reasonable costs and expenses incurred by the Independent Inspector firm in the manner and to the extent described in Paragraph 6 below;

                  c. All costs and expenses incurred in connection with the establishment, implementation and administration of the Settlement Agreement;

                  d. All costs and expenses incurred in connection with the Defendants' obligation under Paragraph 7.2 to provide copies of the Owner Maintenance Instructions and the Owner's Installation Check List to Property owners;

                  e. The amounts approved by the Court as reasonable Attorneys' Fees and Expenses, in the manner and to the extent described in Paragraph 14.3, below; and

                  f. Any Court-approved incentive award to be paid to the Settlement Class Representatives, in the manner and to the extent described in Paragraph 14.4, below.

         4.2 Defendants shall have thirty (30) days from the actual receipt of any demand for payment by the Notice Administrator and/or Independent Inspector within which to object to the demand, or any portion thereof, or to the reasonableness of any cost, charge or expense included therein. If such a challenge is made, Defendants shall promptly pay the portion of the expense, if any, to which it has no objection and attempt to resolve any differences that remain with the assistance of Class Counsel. If Class Counsel, Defendants and any involved third parties are unable to resolve the dispute, the same shall be submitted to the Court in the Action for final and binding resolution. Defendants shall be deemed to have waived any objection to a claim for payment that is not made within thirty (30) days of its receipt.

         4.4 Payments to Eligible Claimants under the Settlement Agreement shall be made as provided in Paragraph 5.

5.       SETTLEMENT AGREEMENT AND CLAIMS ADMINISTRATION PROGRAM

         5.1 Before the Initial Notice Date, the Notice Administrator shall establish and staff a telephone system in a manner reasonably agreeable to the Parties to answer a toll-free telephone number established to respond to inquiries by Settlement Class Members regarding the settlement and/or the Settlement Agreement. The telephone system will be designed so as to prevent placing callers on hold for inordinate amounts of time. The Notice Plan shall direct Persons who believe they may be Settlement Class Members to call the toll-free number to request a Class Notice and Claim Forms, or to obtain the Class Notice and Claim Forms from an Internet web site, which also shall be established no later than the Initial Notice Date.

         5.2 Promptly following the execution of this Agreement, Defendants shall establish, to the reasonable satisfaction of Class Counsel, a properly staffed and equipped Claims Office to process in a timely way all Claims under the Settlement Agreement and to coordinate with the Notice Administrator the establishment and operation of the toll-free number, the Internet web site, and the dissemination of the Class Notice and related press releases and press kits as called for by the Notice Plan. Defendants shall maintain such a Claims Office for so long as necessary to process all Claims filed under the Settlement Agreement.

         5.3 In the event Settlement Class Members contact Defendants regarding a potential warranty claim, or otherwise without apparent knowledge of this Settlement Agreement, Defendants shall promptly reply to any communications or inquiries from such Persons by advising them of this Settlement Agreement and either provide them with a claim packet or with the toll-free telephone number from which such claim packets may be obtained from the Notice Administrator. All Class Notice forms and claims packets shall be sent to the requesting party by first class mail.

         5.4 A computer database shall be established and maintained by the Claims Office and the database shall collect and retain all information necessary to determine the Claimant's eligibility for participation in the settlement and the disposition of the Claim. Plaintiffs' Class Counsel shall be provided full access to the information in this database.

         5.5 An Eligible Claimant must properly complete and timely file a Claim Form. In order for the claims office to initiate the processing of a Claim Form, Claimants must provide the following basic information:

                  a.       name(s) of Claimant(s);

                  b.       mailing address;

                  c. address of Property for which a Claim is being submitted (if different from the mailing address);

                  d. evidence that the Claimant's siding is Hardboard Siding manufactured by the Defendants, in one of the forms delineated in Paragraph 5.6 below; and

                  e. verification that the Claimant is (or with respect to Claims involving a Prior Claim or a Claim for Unreimbursed Repair, was) the owner of the Property (examples of sufficient verification of property ownership include property tax bills for the current year, deeds or deed of trust) or that the Claim has been properly assigned to the Claimant.

         5.6 When submitting a Claim Form, the Claimant must also provide one of the forms of proof set forth in subparagraphs (a) through (e) that the Claimant's siding is Abitibi or ABT Siding, or in the alternative, a check in accordance with subparagraph (f), below:

                  a. a 2" x 2" square or 2" diameter round sample of the Siding from the structure in question sufficient to identify the Product as manufactured by Defendants; or

                  b. a prior communication from one of the Defendants (such as where a prior warranty claim was considered) which acknowledges that the siding on the subject Property is Abitibi or ABT Siding; or

                  c. an invoice or warranty, along with photographs of the exterior walls of the Property, that shows that the siding on the Property is Abitibi or ABT Siding; or

                  d. a photograph depicting the back of the siding and showing the identifying stamp of the ABT or Abitibi Defendants; or

                  e. such other evidence that reasonably identifies the Siding as ABT or Abitibi Siding.

                  f. If the Claimant does not provide one of the proofs of product identification described above, s/he may have the product identified by sending to the Claims Office a check or money order in the amount of $50 made payable to the Independent Inspector firm. In the event that the Independent Inspector identifies the product as Abitibi/ABTco hardboard siding, the Inspector shall proceed to inspect the property in accordance with the terms of Section 6, below, and the $50 shall be refunded to the Claimant with the payment of his/her Claim.

                  Notwithstanding any other provisions of this paragraph, the requirement of proof that the siding in question is Abitibi or ABT Siding is satisfied if the Defendants' records or warranty claims database confirm that the siding on the subject property is Abitibi or ABT Siding.

         5.7 Processing of each of the Claim Forms by the Claims Office shall commence when the Claimant provides the Claims Office with the information required by Paragraphs 5.5 and 5.6, above. The Claims Office shall advise any Claimant who fails to submit information required by the Claim Form, including the information specified in Paragraphs 5.5 and 5.6, of the respects in which the Claim Form is incomplete and request the Claimant to supply the missing information. Any request by the Claims Office must be in writing and mailed to the Claimant by first class mail within forty-five (45) days after the receipt of the Claim Form; if no such request is made, processing of the Claim Form shall commence prior to the expiration of the 45 day period; provided, that no Claim will be eligible for payment until the information required by Paragraphs
5.5 and 5.6 has been supplied.

         5.8 If a request for information described in Paragraphs 5.5, 5.6 and 5.7 is timely made by the Claims Office but not complied with by the Claimant within one hundred and eighty

(180) days after the mailing of such request, absent reasonable justification for the delay, the Claim may be denied by written notice to the Claimant, without prejudice to the right of the Claimant to file within the Claim Period an additional Claim for the same or different Damage. The filing date for the subsequent Claim, if any, will not relate back to the date of the earlier Claim; provided, that the Non-Painting Deduction, if any, applicable to such Claim shall be governed by Paragraph 1.22(b)(vi).

         5.9 All Claimants with Compensable Damage to Hardboard Siding shall be paid in accordance with the Damage Payment calculation provided for in this Settlement Agreement, without regard to contrary requirements that may have been set forth in any prior warranty applicable to such Siding and without regard to any legal or factual defenses Defendants might have been able to assert to such payment in the absence of this Agreement. In this regard, and for purposes of this Settlement Agreement only, Defendants specifically waive as to the Settlement Class Members all legal and factual defenses that might have been asserted against such claim, including without limitation, defenses asserting a lack of causation, intervening or superseding cause, lack of privity, lack of reliance, the "economic loss" rule, contributory negligence, assumption of risk, failure to make timely demand, that the express warranty was not the "basis of the bargain," or because of a statute of limitations or repose.

         5.10 Defendants may make one offer of settlement to a Claimant (the "Accelerated Payment Offer") for each Claim submitted. For the first six (6) months after the Fairness Hearing, the Defendants shall have a reasonable period of time (not to exceed 45 days) after a substantially complete Claim Form is received by the Claims Office in which to make the Accelerated Payment Offer. After that six-month period, Defendants shall have thirty (30) days after a substantially complete Claim Form is received by the Claims Office in which to make the Accelerated Payment Offer. For purposes of deciding whether they will make such an offer, Defendants may evaluate the Claim by making a single visit to the Property at such reasonable time as may be agreed to by the Claimant to obtain additional details about his or her Claim. After such review and evaluation, and in their sole discretion, Defendants may elect to make a written settlement offer to Claimant to resolve the Claim without resort to the independent inspection procedure under Section 6, below. Any written offer under Paragraph 5.10 or 5.11 shall include the Accelerated Payment check and shall be communicated to Claimant in substantially the forms attached as Exhibit I and Exhibit J and shall include a detailed explanation of the basis for and calculation of the Accelerated Payment Offer.

         5.11 If the amount of the Damage Payment under this Settlement Agreement reasonably can be determined from the information presented to the Defendants in the Claim Form, or if the Defendants inspect the property of the Claimant, the Accelerated Payment Offer shall be calculated on the same basis as the Damage Payment that would otherwise be due under this Settlement Agreement. If the amount of the Damage Payment cannot reasonably be calculated from such information, the amount of the Accelerated Payment Offer shall be set by the Defendants in good faith, applying the compensation principles set forth in this Settlement Agreement.

         5.12 Any Claimant who receives an Accelerated Payment Offer shall have forty-five (45) days after its receipt to decline the offer. Any Claimant who deposits or cashes an Accelerated Payment check shall have the unilateral right, for an additional period of thirty (30) days after depositing or cashing the Accelerated Payment check, to revoke his or her acceptance by returning the amount of the check and electing in writing to have his or her Claim inspected, processed and determined under Section 6, below. If a Claimant does not decline an Accelerated Payment Offer within forty-five (45) days after its receipt, the Accelerated Payment Offer shall be deemed accepted; provided, however, if the Claimant was absent from the Property or did not receive the check or Accelerated Payment Offer or failed to return the amount of the check due to mistake or excusable neglect, the forty-five day revocation period shall run from the date the Claimant returns to the Property, receives the check, or discovers the mistake, whichever is sooner.

         5.13 Class Counsel, including their experts, consultants or agents, shall be allowed reasonable access to review the records of Defendants that pertain to the Accelerated Payment

Offers. If at any time Class Counsel are not reasonably satisfied that Defendants have implemented and are administering the process for the Accelerated Payment Offers in conformance with this Agreement, Class Counsel shall advise Defendants of their concerns. If Defendants fail to satisfy these concerns, Class Counsel may, at their sole discretion, bring the matter to the attention of the Court by noticed motion. In its discretion, the Court may conduct a hearing on any objections raised by Class Counsel, and if the Court finds that Defendants' have failed to implement the Accelerated Payment Offer process in good faith, the Court may provide such relief as it deems proper under the circumstances, including the revocation of the Accelerated Payment Offer process.

         5.14 All Claims that are not resolved by an Accelerated Payment Offer shall be inspected by the Independent Inspector in accordance with the provisions of Paragraph 6, below.

         5.15 Claims shall be processed and paid in a reasonably prompt manner, substantially in the order in which they are received; provided, however, that priority may be given to Claimants who have listed, posted or advertised their Property for sale and priority shall be given to Claimants who are experiencing water intrusion into their homes which they have contracted to repair. The Claims Office shall calculate the Damage Payment due Eligible Claimants in accordance with the terms of this Settlement Agreement and shall make such payments directly to Eligible Claimants or their assignees. The amount of such Damage Payments shall be entered into the Claims Office's computer data system. Upon written request by Class Counsel, a listing of such payments shall be provided to Plaintiffs' Class Counsel no less frequently than quarterly.

         5.16 Any Damage Payment made on the basis of the results of the inspection of the Independent Inspector in an amount greater than five-hundred dollars ($500) shall be made in two installments. The first installment shall be in an amount equal to eighty percent (80%) of the total Damage Payment and it shall be paid at the time the Claimant is advised of the amount of his or her Compensable Damage as determined by the Independent Inspector's inspection. The second installment equal to the remaining twenty percent (20%) shall be paid promptly upon the Claimant's submission to the Claims Office of satisfactory evidence of the Claimant's purchase of any type of replacement siding or other exterior wall cladding to repair the areas of Compensable Damage to the Claimant's Property or other evidence that repairs have been made.

         5.17 Any person who acquires Property from a Class Member after the Initial Notice Date may, if he or she so elects, succeed to all the rights and obligations of the Class Member under this Settlement Agreement.

         5.18 All forms of notice, claims, claim denial, etc. used by the Defendants to explain the rights of Class Members under the Settlement shall be communicated in a timely manner, shall be clear, drafted in "plain English" and approved in advance by Co-Lead Class Counsel.

         5.19 Any Eligible Claimant who suffers additional Damage to his/her Hardboard Siding that has not already been the subject of a Claim hereunder may submit up to five additional Claims within the Settlement Agreement Claim Period, not to exceed one every twelve months; provided, however, that Defendants shall not be obligated to pay more than once for Damaged Siding for which a Claimant previously has been compensated.

6.       INDEPENDENT INSPECTION

         6.1 The Property of any Eligible Claimant filing a Claim that is not satisfied by an Accelerated Payment Offer shall be inspected by the Independent Inspector and the Damage Payment shall be calculated and the Claim shall be paid in accordance with the results of that inspection. The Claims Office shall request an inspection of the Claimant's Property by the Independent Inspector within the earlier of fourteen (14) days following a Claimant's rejection of an Accelerated Payment Offer, or, if an Accelerated Payment Offer is not made, forty-five (45) days after a substantially complete Claim Form is received by the Claims Office; and the inspection shall occur as soon thereafter as reasonably practicable. The Independent Inspector will use its best efforts to ensure that inspections occur within forty-five (45) days after being requested by the Claims Office to conduct an inspection.

         6.2 In making the inspection, the sole duties of the Independent Inspector shall be: (a) to verify that the Claimant's siding is Hardboard Siding if requested to do so pursuant to Paragraph 5.6(f) or by Defendants (at their expense); (b) to calculate and record the amount of

Damage and Excluded Damage on the Site Built Structures and the number of panels on Mobile Homes evidencing Damage; and (c) to report his or her findings to Claims Office. The Independent Inspector shall not be made aware of the existence and terms of any Accelerated Payment Offer made to the Claimant. The findings of the Independent Inspector shall be made in writing in the Field Inspection Report, which shall be mailed or otherwise transmitted to the Claims Office within ten (10) business days following the completion of the inspection.

         6.3 If Defendants do not make an Accelerated Payment Offer, the Defendants shall pay the cost of inspection. If Defendants do make an Accelerated Payment Offer which is rejected by Claimant, the cost of the Independent Inspection also shall be borne by Defendants unless the amount of the Accelerated Payment Offer exceeds the Damage Payment, in which case the inspection fee shall be borne by the Claimant up to a maximum of $150 and deducted from the Damage Payment.

         6.4 Within thirty (30) days of receipt of the Independent Inspector's Field Inspection Report, the Claims Office shall send to the Claimant a check for the first installment of the Damage Payment due under paragraph 5.16, calculated in accordance with the results of the Independent Inspection, a copy of the Field Inspection Report and an explanation of the calculation of the Damage Payment and the Claimant's rights with respect thereto.

         6.5 If a Claimant is dissatisfied with the determinations made by the first Independent Inspector, the Claimant may request a second independent inspection by so notifying the Claims Office. The notification must be in writing and postmarked no later than thirty (30) days following the Claimant's receipt of the first installment Damage Payment check or written denial of the Claim, and the Claimant must return the Damage Payment check to the Claims Office with the notification. If the check was for less than $150, the Claimant must also send a check made payable to the Claims Office for the difference between the Damage Payment and $150 (the amount of the inspection fee for which Claimant is responsible). Promptly upon its receipt of a timely objection and check from the Claimant, the Claims Office shall order a second inspection of the Claimant's Property. The second inspection shall be conducted by a different individual inspector from the Independent Inspection firm, and the second inspector shall not be made aware of the existence or results of the first inspection.

         6.6 If a Claimant requests a second inspection, his or her Damage Payment will be calculated on the basis of the results of whichever of the two inspections results in the greater award. The Damage Payment will be reduced by the amount of the second inspection fee unless the Second Inspection results in a payment to the Claimant that is 25% or more greater than the payment that was calculated on the basis of the original Independent Inspection, in which event the amount of the second inspection fee will be refunded to the Claimant or will not be deducted from the Damage Payment, as appropriate.

         6.7 In the event any Party reasonably believes that any of the Independent Inspectors are not properly applying any of the terms of Paragraph 6 (including the inspection protocol attached as Exhibit K), or in the event there is a question about the application of the terms of this Agreement by any of the Independent Inspectors, then: (a) the objecting Party's counsel shall notify counsel for the other Parties to this Agreement in writing of the concern; (b) Plaintiffs' Co-Lead Class Counsel and counsel for Defendants shall confer within thirty (30) days of receipt of the written notification to try to resolve the concern; and (c) in the event Plaintiffs' Co-Lead Counsel and counsel for Defendants cannot resolve the concern, then the dispute shall be submitted to the Court or other third party mutually agreeable to the Parties for resolution.

7. ENHANCED WARRANTY FOR LATER PURCHASERS; ADDITIONAL EFFORTS TO PROVIDE INSTALLATION AND MAINTENANCE INSTRUCTIONS TO PROPERTY OWNERS

         7.1 As part of this Settlement Agreement, upon the entry of the Final Order and Judgment in this Action, the ABT Defendants agree to provide the Enhanced Warranty to any person who installs the Hardboard Siding within two (2) years after the Initial Notice Date in a form substantially equivalent to the Enhanced Warranty attached hereto as Exhibit D, provided that the terms of such Enhanced Warranty may be changed within such two (2) year period in order to bring it into compliance with any subsequent changes in federal or state law.

         7.2 The ABT Defendants also agree to adopt and to make available to each Class Member whose identity becomes known to them,and to use their best efforts to provide to each Person who installs Hardboard Siding within two (2) years after the Initial Notice Date,a copy of their Owner Maintenance Instructions, Installation Instructions and Owner's Installation Check List in substantially the form attached hereto as Exhibits L, M and N.

         7.3 As to any purchaser who purchases Hardboard Siding manufactured by the ABT Defendants subsequent to the entry of the Initial Notice Date, whether or not covered by the Settlement Agreement, the ABT Defendants agree not to assert as a defense to any claim on account of damage to such Siding that the Siding was improperly installed or maintained so long as such Hardboard Siding was installed or maintained, as the case may be, in compliance with the installation and maintenance instructions attached hereto; provided, however, that such instructions may be changed to reflect changes in good building practices in the area in which the Siding is installed.

8.       RIGHT TO CONDUCT AUDITS

         8.1 Plaintiff's Co-Lead Class Counsel shall have the right to audit the Defendants' Accelerated Payment Offers.

         8.2 Additionally, Plaintiffs' Class Counsel may generally audit the Defendants' compliance with the terms of this Agreement. In this connection, the Defendants' shall pay the costs and fees incurred by Class Counsel in performing such audits, including the costs and fees charged by any consultants they may retain to assist them, up to a maximum total cost for all such audits under paragraphs 8.1 and 8.2 of $40,000. The timing of any and all audits under this Paragraph 8.2 shall be at the sole discretion of Plaintiffs' Co-Lead Class Counsel, provided that the sole issue to be considered in connection with any such audit is whether Defendants have properly implemented and complied with the terms of this Settlement Agreement.

9.       NOTICE OF PROPOSED CLASS ACTION SETTLEMENT

         9.1 Upon Preliminary Approval, and as the Court may otherwise direct, the Parties shall cause the Notice of Proposed Class Action Settlement describing this proposed Settlement

Agreement and the Fairness Hearing to be provided to the members of the Settlement Class as provided in this Section and in accordance with the Notice Plan or as otherwise approved or directed by the Court.

         9.2 The mailed Notice, in a form substantially in the form of attached Exhibit E and approved by the Court, shall be mailed, first class postage prepaid, to each member of the Class identified by the Parties through reasonable efforts. The Notice shall be made available for distribution and publication in Spanish as well as English where appropriate or upon request.

         9.3 No later than the Initial Notice Date, the Notice Administrator shall cause a nationwide toll-free telephone facility and Internet website to be established, in accordance with Paragraph 11.1 below. The telephone facility shall be capable of (a) receiving requests for the long form of the Notice of Proposed Class Action Settlement and other materials described in this Section; (b) providing generalized information concerning deadlines for opt-outs, proofs of claim, and presentations to the Court at the Fairness Hearing; and (c) mailing the materials to Class Members as provided in this Paragraph. The facility may, as reasonable and appropriate under instructions from Plaintiffs' Co-Lead Class Counsel, refer individual inquiries to Plaintiffs' Class Counsel for response. The facility shall maintain records of all mailings and such other information in such form and in such manner as Plaintiffs' Co-Lead Class Counsel and Defendants jointly direct.

         9.4 The Notice of Proposed Class Action Settlement shall be mailed to additional Settlement Class Members whose identities or addresses become known during the term of the Agreement. The Notice of Proposed Class Action Settlement shall also be distributed to such contractors, builders, distributors and mobile home manufacturers who are reasonably determined by Defendants and/or Plaintiffs' Class Counsel to have been involved in the sale, distribution, installation or use of Defendants' Hardboard Siding.

10.      CLASS MEMBERS' RIGHT OF EXCLUSION; DEFENDANTS' RIGHT OF TERMINATION

         10.1 A Settlement Class Member may opt out of the Class during the Opt-Out Period. To exercise the opt-out right set forth in this Paragraph, the Settlement Class Member must complete, sign, and return a request for exclusion. The request must be signed by the Settlement Class Member and must state the address of the Settlement Class Member's Property(ies) on which Hardboard Siding has been installed and the number of units of residential Property or commercial structures clad with the Siding. Such request must be postmarked on or before the end of the Opt-Out Period and sent to the Notice Administrator (who shall provide one copy of the opt-out notice to Co-Lead Class Counsel and one copy to Defendants). Any Settlement Class Member who elects to opt out of the Settlement Class pursuant to this Paragraph shall not be entitled to relief under or be affected by this Agreement or the Settlement Agreement. Class Counsel may contact opt-outs to assure that the opt-outs understand the effect of their election.

         10.2 To the extent that the statutes of limitations and/or repose or any defense of lapse of time are tolled by operation of law, they will continue to be tolled as to any Class Member who opts out of the Settlement until ninety (90) days after receipt of the request to opt out or for such longer period as the law may provide without reference to this Agreement.

         10.3 In the event that, in the sole discretion of the Defendants, the number of Class Members requesting exclusion reaches a level that in their judgment threatens to frustrate the essential purpose of this Agreement, Defendants may elect unilaterally to terminate this Agreement by so notifying Plaintiffs' Class Counsel and the Court, not less than ten (10) days prior to the date set for the Fairness Hearing.

         10.4 If this Agreement is terminated by Defendants under Paragraph 10.3, the legal position of each Party shall be the same as it was immediately prior to the execution of this Agreement; and each Party may exercise its legal rights to the same extent as if this Agreement never had been executed.

11.      NOTICE ADMINISTRATION

         11.1 The Notice Administrator shall, under the supervision of the Court, establish and maintain the toll-free number and answering system (including live operators to the extent deemed necessary by mutual agreement of Plaintiffs' Class Counsel and Defendants) and Internet web site, and shall mail the Class Notice, appropriate claim forms attached hereto as Exhibits A, B and C, and Request for Exclusion form to any Property Owner who requests a copy. The substance and content of the answering system, Internet web site, and any scripts or pre-selected or suggested dialog shall be subject to Defendants' prior approval, provided that such approval is not unreasonably withheld. The Notice Administrator shall maintain the records of its activities, including logs of all telephone calls and a running tally of the number of Notice packages mailed, in computerized database form and shall provide such periodic and special reports and other such information as the Court, Plaintiffs' Class Counsel (with notice to and consent of Defendants, provided such consent is not unreasonably withheld) and/or Defendants may request. Plaintiffs' Co-Lead Class Counsel and Defendants shall have the right independently to audit any work of the Notice Administrator. The Notice Administrator may, as appropriate under instructions from Plaintiffs' Co-Lead Class Counsel with the consent of counsel for the Defendants, which shall not unreasonably be withheld, provide additional information or refer individual inquiries to Plaintiffs' Class counsel for response.

         11.2 In the event Plaintiffs' Co-Lead Class Counsel or Defendants reasonably believe that the Notice Administrator is not properly applying any of the terms of this Agreement or in the event there is a question concerning the application of the terms of this Agreement by the Notice Administrator, the Parties shall meet and attempt to resolve the matter, failing which the dispute promptly shall be submitted to the Court whose ruling shall be final and non-appealable.

12.      EXCLUSIVE REMEDY; DISMISSAL OF ACTION; JURISDICTION OF COURT

         12.1 The terms and conditions of this Agreement shall constitute the sole and exclusive remedy for any and all Settled Claims of Class Members against Defendants; and upon entry of the Final Order and Judgment by the Court, each Class Member who has not opted out of the Class shall be barred from initiating, asserting or prosecuting any Settled Claims against Defendants.

         12.2 From and after the entry of the Final Order and Judgment, no action or proceeding may be brought by any public or private party on behalf of a Class Member in which any Settled Claim is asserted or the subject of inquiry; nor may any Class Member commence or remain a member of a class action or be the beneficiary of any state or federal proceeding in which any of the Settled Claims is asserted against any of the Defendants or is the subject of inquiry. As soon as practicable after the Settlement Date, the Complaint in the Action shall be dismissed.

         12.3 The Court shall retain exclusive and continuing jurisdiction of the Action, all Parties and Class Members, to interpret and enforce the terms, conditions, and obligations of this Agreement, including any question regarding the proper administration of the Settlement Agreement.

13.      RELEASES

         13.1 Upon entry of the Final Order and Judgment, each Settlement Class Member who has not timely opted out of the Settlement Class shall, on behalf of himself and any Person claiming by or through him as his heir, administrator, devisee, predecessor, successor, representative of any kind, shareholder, partner, director, owner or co-tenant of any kind, affiliate, subrogee, assignee, or insurer (the "Releasing Parties"), and regardless of whether any Class Member executes and delivers a written release, be deemed to and does hereby release and forever discharge Defendants, and all of their present and former divisions, predecessors, affiliates, subordinates, parents and all of their present or former directors, officers, attorneys, employees, servants, agents, successors, assigns, subsidiaries and insurers (including co-insurers and re-insurers) solely with regards to policies held by Defendants (all the foregoing parties being referred to as "Releasees"), of and from any and all Settled Claims and related subrogation claims of the Releasing Party's subrogees or insurance carriers not protected from waiver of subrogation by the provisions of applicable insurance policies (or assigned or subrogated prior to final approval of this Agreement and not subject to compromise or settlement by the policyholder), except as may otherwise be provided in this Agreement.

         13.2 The Releasing Parties specifically release and forever discharge any other person or entity from any and all claims that arise out of Hardboard Siding on the Property of a Releasing Party to the extent such claims are based on alleged defects or inadequacies in the design, manufacture, advertising, product literature, sale, distribution or marketing of Hardboard Siding, all of which claims have been compromised and settled in their entirety by Defendants under the terms of this Settlement Agreement; PROVIDED, HOWEVER, Releasing Parties retain any other claim or cause of action (such as for improper installation of the Siding) they may have against any other person or entity not a Party to this Settlement Agreement.

         13.3 If any Releasing Party brings an action or asserts a claim against a Releasee contrary to the terms of this Release, the counsel of record for such Releasing Party shall be provided with a copy of this Settlement Agreement. If such Releasing Party does not within thirty (30) days thereafter dismiss his or her action or claim and the action or claim is subsequently dismissed or decided in favor of the Releasee, the Releasing Party shall indemnify and hold harmless the Releasee from any and all costs and expenses, including reasonable attorneys fees, incurred by the Releasee in the defense of the action or claim.

         13.4 Except as otherwise provided in this Paragraph 13, nothing in this Agreement shall be construed in any way to prejudice or impair the right of Defendants or members of the Settlement Class to pursue such rights and remedies as they may have against third parties or under any applicable insurance policies. Nothing in this Agreement limits the rights of members of the Settlement Class to pursue claims for Hardboard Siding installed on a Property subsequent to the Initial Notice Date.

14.      EXPENSES AND FEES

         14.1 The Defendants shall pay all reasonable fees and expenses incurred in providing the Notice called for under this Agreement and under the Notice Plan (or as otherwise ordered by the Court) (the "Notice Costs").

         14.2 If the Court does not issue the Final Order and Judgment, or in the event that for any reason the Settlement Date does not occur, Defendants nevertheless shall continue to bear the costs of the Notice Plan and any other expenses incurred to such point in implementing the terms of this Agreement, along with any associated shutdown expenses, including any notices as the Court may direct and Defendants shall not have the right to recoup such funds, regardless of whether the Court issues the Final Order and Judgment. Plaintiffs' Class Counsel and the Class Members shall bear no obligation for any costs incurred in connection with the implementation of the Notice Plan or for any other expenses incurred by the Defendants hereunder.

         14.3 Within 7 days after the Settlement Date, the Defendants shall pay on behalf of the Settlement Class Members reasonable attorneys' fees in the amount of $7,000,000 and reasonable expenses in immediately available funds subject to agreement between Co-Lead Class Counsel and counsel for Defendants in an amount not to exceed $375,000.

         14.4 Within 7 days after the Settlement Date, the Defendants shall pay any Court approved incentive award to the currently named Plaintiffs in this Action, and in FYOLA, ET AL. V. ABITIBI-PRICE, INC., ET al., Case No. GD 95-12854; JOHN EZZELL, ET AL. V. ABTCO., INC., CASE No. 9 7-CVS-167, Superior Court Division of State of North Carolina; WILLIAM BEENY AND DEBORAH BEENY, ET AL. V. ABTCO., INC., ET AL., Case No 99-CV-206193, Circuit Court of Jackson County, Missouri; and JOEL UPTAIN, ET AL., V. ABTCO., ET AL., Case No. 99C-08974, District Court of Johnson County, Kansas, not to exceed $5,000 to any one individual or married couple.

         14.5 Class Counsel may designate two attorneys among them to assist in the implementation of the duties of Class Counsel under this Settlement Agreement. The ABT Defendants shall pay the reasonable fees of these two attorneys (not to exceed their normal hourly rates) for time actually incurred by them to accomplish the necessary duties of Class Counsel hereunder. Class Counsel shall provide bills in accordance with the ABT Defendants' billing guidelines to ABT Defendants and counsel for ABT Defendants.

         14.6 In the event of an appeal of the Final Order and Judgment, Defendants agree to pay simple interest on the fees due under paragraph 14.3 (at the prime rate of interest in effect at such time) from the date of the Final Order and Judgment until the Settlement Date. The interest rate payable under this paragraph 14.6 shall be recalculated every 6 months.

15.      ENFORCEMENT OF AGREEMENT

         15.1 In the event Defendants fail to perform under the Agreement or to make a payment due and owing under the terms of this Agreement, Plaintiffs' Co-Lead Class Counsel shall give Defendants written notice of the breach. If the breach is not cured to the satisfaction of Class Counsel within sixty (60) days, Plaintiffs' Class Counsel shall apply to the Court for relief.

         15.2 In the event of a breach by Class Members or Defendants under this Agreement, the Court may exercise all equitable powers over the breaching Party(ies) to enforce this Agreement and the Final Order and Judgment irrespective of the availability or adequacy of any remedy at law. Such powers include, among others, the power of specific performance, contempt and injunctive relief.

16.      REPRESENTATIONS AND WARRANTIES

         Defendants represent and warrant that (i) they have all requisite corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, (ii) the execution, delivery, and performance of this Agreement and the consummation by it of the actions contemplated herein have been duly authorized by all necessary corporate action on the part of such Defendants; (iii) their signatories to the Agreement have full authority to sign on behalf of and to bind such Defendants to the terms of the Agreement, and (iv) this Agreement has been duly and validly executed and delivered by such Defendants and constitutes their legal, valid and binding obligation.

17.      MISCELLANEOUS PROVISIONS

         17.1 This Agreement is for settlement purposes only. It has been entered into for the purpose of compromising and settling a disputed matter and is not an admission of a deficiency in the manufacture of Hardboard Siding, or in the handling or administration of prior warranty claims or in the validity of any denial or defense asserted by Defendants, nor is this Agreement an admission by Plaintiffs of the validity of any of the Defendants' asserted defenses. Neither the execution of this Agreement, nor any of its provisions or attachments, nor any action taken pursuant to its terms shall be admitted in this or any other Action or proceeding as evidence or construed as an admission by either Party of the validity of any claim or of any defense or of any facts alleged in this or any other Action. This Agreement, however, may be admitted as evidence in any action to enforce its terms.

         17.2 Any certification of a conditional or preliminary Settlement Class pursuant to the terms of this Agreement shall not constitute, and shall not be construed as, an admission on the part of Defendants that this Action, or any other proposed or class action, is appropriate for certification as a litigation class pursuant to Ala. R. Civ. P. 23 or any similar state or federal class action statute or rule. This Agreement is without prejudice to the rights of Defendants to (a) seek to vacate the conditional certification order in this Action should this Settlement not be approved or implemented for any reason; or
(b) oppose final certification in this Action should this Settlement not be approved or implemented for any reason; or (c) use the certification of this Settlement Class to oppose certification of any other proposed class arising out of the issues and claims that are asserted herein.

         17.3 This Settlement Agreement has been negotiated at arm's length by Class Counsel and counsel for the Defendants. If a dispute should later arise regarding any of its terms, no Party shall be deemed to be the drafter of any particular provision of the Agreement; and no part of the Agreement shall be construed against any Party. The Parties further acknowledge and agree that the obligations and releases contained in the Agreement are fair and reasonable in the context of the compromises negotiated.

         17.4 Plaintiffs' Co-Lead Counsel and counsel for Defendants regularly shall meet in person or by telephone conference to discuss the implementation and execution of this Agreement and to attempt to resolve any concerns of the Parties regarding its implementation.

         17.5 This Agreement shall be construed under and governed by the laws of the State of Alabama, applied without regard to its laws applicable to choice of law.

         17.6 Plaintiffs' Class Counsel have taken substantial discovery in the Action, including extensive document review and depositions of the Defendants' personnel with responsibility for claims processing and manufacture of Siding. In addition, Class Counsel have engaged in extensive informal discovery, have consulted with experts and interviewed many potential witnesses with relevant knowledge of the issues in this case. Based on that formal and informal discovery - as well as Class Counsel's knowledge of and participation in other class actions involving hardboard siding - Class Counsel have evaluated the factual bases for the claims asserted in the Action and as to many of the defenses raised by Defendants to those claims. Class Counsel believe they have engaged in more than sufficient discovery to evaluate the terms of this Agreement on an informed basis and to negotiate a fair and reasonable resolution of the Action.

         17.7 This Agreement, including all attached Exhibits, shall constitute the entire Agreement among the Parties with regard to the subject matter of this Agreement and shall supersede any previous agreements and understandings between the Parties. This Agreement may not be changed, modified, or amended except in writing signed by Plaintiffs' Co-Lead Class Counsel and Defendants' counsel and subject to Court approval. The Parties contemplate that the Exhibits may be modified by subsequent agreement of counsel for all Defendants and Plaintiffs' Co-Lead Class Counsel prior to dissemination to the Class Members.

         17.8 This Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17.9 This Agreement, if approved by the Court, shall be binding upon and inure to the benefit of the Class, the Parties, and their representatives, heirs, successors, and assigns.

         17.10 The headings of the Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction. References to a "Section" includes reference to all paragraphs within the referenced Section.

         17.11 Any notice, instruction, application for Court approval or application for Court order sought in connection with this Agreement or other document to be given by any Party to any other Party shall be in writing and delivered personally or by facsimile followed by overnight courier, to the following representatives of the parties:

FOR ABT DEFENDANTS:                              FOR ABITIBI DEFENDANTS:

Stephen Zovickian                                George F. Hritz
Michael I. Begert                                HOGAN & HARTSON, LLP.
Geoffrey M. Howard                               100 Park Avenue
MCCUTCHEN, DOYLE, BROWN &                        New York, New York 10017
ENERSEN, LLP
Three Embarcadero Center
San Francisco, California 94111

FOR THE PLAINTIFF CLASS:

Charles R. Watkins                               John W. Sharbrough, III
SUSMAN & WATKINS                                 M. Stephen Dampier
Two First National Plaza                         THE SHARBROUGH LAW FIRM, LLC
Suite 600                                        P.O. Box 996
Chicago, Illinois 60603                          Mobile, Alabama 36601

David J. Guin                                    Steven A. Martino
DONALDSON, GUIN & SLATE, LLC                     JACKSON, TAYLOR & MARTINO, P.C.
2900 Highway 280                                 P.O. Box 894
Suite 230                                        Mobile, Alabama 36601-0894

Birmingham, Alabama 35223

SPECIAL COUNSEL FOR MOBILE
HOME OWNERS:

Justin O'Toole Lucey
JUSTIN O'TOOLE LUCEY, P.A.
415 Mill Street
Mt. Pleasant, South Carolina 29464

         17.12 Except as otherwise provided in this Agreement, any filing, submission, Claim, notice or written communication shall be deemed filed, delivered, submitted or effective as of the date of its postmark when mailed first class, registered or certified mail, postage prepaid, properly addressed to the recipient, or when delivered to any commercial one- or two-day delivery service properly addressed to the recipient, or when actually received by the recipient, whichever first occurs.

         17.13 Throughout the Term of this Agreement, in accordance with record retention policies that are reasonably satisfactory to Class Counsel, Defendants will use reasonable efforts to preserve all records and evidence at the Roaring River plant which are or could be relevant to, or could lead to the discovery of relevant evidence, concerning the research and development of Hardboard Siding, its marketing, distribution, and manufacture, and the operation of its Hardboard Siding warranty claims process.

         17.14 Each Class Member who files a Claim under the Settlement Agreement and does not repair or replace the siding for which a Damage Payment was made shall advise any direct, subsequent purchaser of the Property in writing of the existence of this Settlement Agreement and the amount of the Damage Payment.

         17.15 In no event shall Defendants, any attorneys representing Defendants, Plaintiffs or Plaintiffs' Class Counsel have any liability for claims of wrongful or negligent conduct by any third party with respect to the implementation of any term of this Settlement Agreement.

                  DATED this 3 day of May, 2000.

ABT DEFENDANTS:

ABTco, Inc.                                ABT BUILDING PRODUCTS CORP.

By: /s/ Curtis M. Stevens            By: /s/ Curtis M. Stevens
    -----------------------------        ---------------------------------------

Its: Vice President, Finance and    Its: Treasurer
     Treasurer
     ----------------------------        ---------------------------------------

By:  /s/ Stephen Zovickian           By: /s/ Stephen Zovickian
     ----------------------------        ---------------------------------------
Stephen Zovickian                         Stephen Zovickian
McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP    McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
Three Embarcadero Center                  Three Embarcadero Center
San Francisco, California 94111           San Francisco, California 94111
(415) 393-2000                            (415) 393-2000

Counsel for ABT Defendants                Counsel for ABT Defendants

ABITIBI DEFENDANTS:

ABITIBI-CONSOLIDATED, INC.,               ABITIBI-PRICE CORP.
formerly ABITIBI-PRICE, INC.

By:      /s/ Louis Veronneau           By:      /s/ Louis Veronneau
   --------------------------------       --------------------------------------

Its:  Managing Counsel                Its:  Managing Counsel
    -------------------------------        -------------------------------------

By: /s/ George F. Hritz               By:  /s/ George F. Hritz
    -------------------------------        -------------------------------------
         George F. Hritz                  George F. Hritz
         HOGAN & HARTSON, LLP             HOGAN & HARTSON, LLP
         100 Park Avenue                  100 Park Avenue
         New York, New York 10017         New York, New York 10017
         (212) 916-7228                   (212) 916-7228

         Counsel for Abitibi Defendants   Counsel for Abitibi Defendants

                            FOR THE PLAINTIFF CLASS:

/s/ Charles R. Watkins                      /s/ John W. Sharbrough, III
-----------------------------------         -----------------------------------
Charles R. Watkins                          John W. Sharbrough, III
SUSMAN & WATKINS                            M. Stephen Dampier
Two First National Plaza                    THE SHARBROUGH LAW FIRM, LLC
Suite 600                                   P.O. Box 996
Chicago, Illinois 60603                     Mobile, Alabama 36601

/s/ David J. Guin                           /s/ Steven A. Martino
-----------------------------------         -----------------------------------
David J. Guin                               Steven A. Martino
DONALDSON, GUIN & SLATE, LLC                JACKSON, TAYLOR & MARTINO, P.C.
2900 Highway 280                            P.O. Box 894
Suite 230                                   Mobile, Alabama 36601-0894

Birmingham, Alabama 35223

SPECIAL COUNSEL FOR MOBILE HOME OWNERS:

/s/ Justin O'Toole Lucey
-----------------------------------
Justin O'Toole Lucey
JUSTIN O'TOOLE LUCEY, P.A.
415 Mill Street
Mt. Pleasant, South Carolina 29464